Exhibit 99.1

              Equity Inns Announces Proposed Senior Notes Offering

    GERMANTOWN, Tenn.--May 16, 2005--Equity Inns, Inc. (NYSE: ENN), a leading real estate investment trust (REIT) focused on hotel properties, today announced that it intends to offer $65,000,000 in aggregate principal amount of senior notes in a private placement. The notes will be issued on a senior unsecured basis. The net proceeds of the offering are expected to be used to repay borrowings under the Company's line of credit and to fund future acquisitions. Subject to market conditions, the Company expects the offering will be completed later this month.

    The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. Upon completion of the offering, the Company expected to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the notes issued in this offering for registered notes having substantially identical terms as the notes.

    The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") and outside the United States to non-United States persons in compliance with Regulation S under the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, statements regarding the completion of the offering, the timing of the closing of the offering, and the use of proceeds from the offering. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including general market conditions. The Company's reports to the Securities and Exchange Commission contain additional information relating to such factors.

The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

    About Equity Inns

    Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 113 hotels with 13,763 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

    CONTACT:      Equity Inns, Inc.
                  Howard Silver/Mitch Collins, 901-754-7774
                           or
                  Integrated Corporate Relations, Inc.
                  Brad Cohen, 203-682-8211